UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2023

Splunk Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

250 Brannan Street

San Francisco, California 94107

(Address of principal executive offices)

270 Brannan Street

San Francisco, California 94107

(Former name or former address, if changed since last report.)

Registrant’s telephone number: (415) 848-8400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SPLK	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on September 20, 2023, Splunk Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Cisco Systems, Inc., a Delaware corporation (“Parent”), and Spirit Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

CFO Retention Bonus

On December 19, 2023, the Talent and Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company approved a cash retention bonus of $4,000,000 (the “Retention Bonus”) for Brian Roberts, the Senior Vice President and Chief Financial Officer of the Company, and, as of the same date, entered into a bonus agreement with Mr. Roberts (the “Retention Bonus Agreement”).

The Retention Bonus Agreement provides that Mr. Roberts will receive the Retention Bonus, and the Company will deposit the after-tax portion of the Retention Bonus in accordance with the terms of the Section 280G Acknowledgement (as defined and discussed below) on or within one week following December 19, 2023. The Retention Bonus Agreement provides that the net after-tax amount of the Retention Bonus will be subject to forfeiture in the event that Mr. Roberts’ employment with the Company and its subsidiaries terminates prior to the second anniversary of the date on which the Retention Bonus is paid. Subject to Mr. Roberts’ execution of a release of claims in favor of the Company and its subsidiaries, the Retention Bonus Agreement further provides for the lapse of the forfeiture obligation in the event that Mr. Roberts’ employment or service with the Company and its subsidiaries terminates in a manner that would give rise to severance benefits under Section 7 of the Employment Offer Letter between the Company and Mr. Roberts, dated as of January 11, 2023, which is filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023.

The description of the Retention Bonus Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Retention Bonus Agreement, a copy of which is to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024.

Compensatory Arrangements of Certain Officers

In connection with certain consequences of the Merger, certain employees of the Company (including the named executive officers and other executive officers) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G” and the “Code”, respectively). To mitigate the potential impact of Section 280G and Section 4999 of the Code on the Company and its named executive officers, among others, the Compensation Committee on December 19, 2023, approved the acceleration into December 2023 of the vesting and payments of certain annual cash incentive bonuses and equity awards, and other compensation, as applicable, that otherwise would have been payable to each of Gary Steele, Brian Roberts, and Scott Morgan (collectively, the “Executives”) on or prior to the closing of the Merger, as described further below, subject to execution by each of the Executives of a 280G Mitigation Acknowledgement (“280G Acknowledgement”). These actions are intended to benefit the Company by preserving compensation-related corporate income tax deductions for the Company that otherwise might be disallowed through the operation of Section 280G and to mitigate or eliminate the amount of excise tax that may be payable by the Executives pursuant to Section 4999 of the Code in connection with Section 280G in certain circumstances.

In approving the accelerated vesting and payments of certain annual cash incentive bonuses, equity awards and other compensation, the Compensation Committee considered, among other things, the projected value of the compensation-related corporate income tax deductions that otherwise might be lost as a result of the effect of Section 280G and the benefits to the Company of reducing the potential tax burden on the Executives.

The approved accelerated vesting and payments took one or more of the following forms, to the extent applicable to each Executive as outlined here: (a) accelerated vesting and payment of an annual cash incentive bonus for fiscal year 2024 at the target level of performance that would be paid to each applicable Executive in the ordinary course, less any mid-year annual cash incentive bonuses previously paid to the applicable Executive (the “Accelerated Annual Bonus”); (b) accelerated vesting and settlement of (i) all outstanding time-based restricted stock units held by each Executive (the “Accelerated RSUs”), (ii) all outstanding and earned performance-based restricted stock units granted in fiscal years 2021 and 2022 of the Company that were subject only to time-based vesting for each Executive who holds such awards (the “Accelerated FY21-22 PSUs”), (iii) the second tranche of the performance-based restricted stock units that were granted in fiscal year 2023 of the Company at the target level of performance, which would have been eligible to vest in the ordinary course of business on March 10, 2024, for each Executive who holds such awards (the “Accelerated FY23 Tranche 2 PSUs”), (iv) the first tranche of the performance-based restricted stock units that were granted in fiscal year 2024 of the Company at the target level of performance, which would have been eligible to vest in the ordinary course of business on March 10, 2025, for each Executive other than Mr. Roberts (the “Accelerated FY24 Tranche 1 PSUs”), and (v) the first and the second tranche of the performance-based restricted stock units that were granted in fiscal year 2024 of the Company, which would have been eligible to vest in the ordinary course of business on March 10, 2024 and March 10, 2025, respectively, for Mr. Roberts (the “Accelerated FY24 Tranche 1 and 2 PSUs”); and (c) for Mr. Roberts, the accelerated vesting and payment of the Retention Bonus (collectively, the “Accelerated Amounts”). All Accelerated Amounts will be reduced by applicable tax withholdings and are subject to the terms and conditions of the 280G Acknowledgement.

Specifically, the Compensation Committee approved for each Executive the following accelerated vesting and payments:

●	For Mr. Steele, a total of $570,600 and 205,285 shares, consisting of: (a) an Accelerated Annual Bonus in the amount of $570,600; (b) 122,852 Accelerated RSUs; (c) 48,017 Accelerated FY23 Tranche 2 PSUs; and (d) 34,416 Accelerated FY24 Tranche 1 PSUs.

●	For Mr. Roberts, a total of $4,291,640 and 147,512 shares, consisting of: (a) an Accelerated Annual Bonus in the amount of $291,640; (b) the Retention Bonus; (c) 59,802 Accelerated RSUs; and (d) 87,710 Accelerated FY24 Tranche 1 and 2 PSUs.

●	For Mr. Morgan, a total of $213,024 and 52,365 shares, consisting of: (a) an Accelerated Annual Bonus in the amount of $213,024; (b) 28,367 Accelerated RSUs; (c) 4,926 Accelerated FY21-22 PSUs; (d) 10,223 Accelerated FY23 Tranche 2 PSUs; and (e) 8,849 Accelerated FY24 Tranche 1 PSUs.

In connection with the accelerated vesting and payments described above, on December 19, 2023, the Company and each Executive executed a 280G Acknowledgement providing that the Company will deposit the after-tax portion of the Accelerated Amounts with an escrow agent and with such Executive’s after-tax portion of the Accelerated Amounts subject to certain release and forfeiture conditions, as described below.

The 280G Acknowledgement provides that the after-tax portion of the Accelerated Amounts will be released to the applicable Executive on or as soon as administratively practicable following the date(s) on which the applicable portion of the amounts would have vested and been paid to the Executive in accordance with the terms applicable to the Accelerated Amounts absent the mitigation actions described herein. Accordingly, the 280G Acknowledgement further provides that if an Executive’s employment with the Company and its subsidiaries terminates prior to the date on which the applicable portion of the Accelerated Payments would have vested and been paid to the Executive and such termination of employment would have otherwise resulted in the accelerated vesting of the applicable portion of the Accelerated Payments in accordance with the terms applicable to such Accelerated Payments prior to the mitigation actions described herein, then the Accelerated Payments will be released to the Executive. In the event that such termination of employment would not have otherwise resulted in the accelerated vesting of the applicable portion of the Accelerated Payments in accordance with the terms applicable to such Accelerated Payments prior to the mitigation actions described herein, then the Accelerated Payments will be forfeited by the Executive and released to the Company.

The description of the 280G Acknowledgement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Section 280G Mitigation Acknowledgement, a copy of which is filed as Exhibit 10.1 herewith and is incorporated by reference herein.

Following the accelerated vesting and payments detailed above, the Company expects to record an expense related to the modification of stock-based compensation arrangements in its fiscal fourth quarter.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Form of Section 280G Mitigation Acknowledgement

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2023

Splunk Inc.

By:	/s/ Brian Roberts
Name:	Brian Roberts
Title:	Senior Vice President and Chief Financial Officer